UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12

DYNARESOURCE, INC.

(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO THE PROXY STATEMENT FOR THE
2026 ANNUAL MEETING OF STOCKHOLDERS
OF DYNARESOURCE, INC.
TO BE HELD ON WEDNESDAY, NOVEMBER 18, 2026

Explanatory Note

This supplement to the Proxy Statement dated October 5, 2026 (the “Proxy Statement”) of DynaResource, Inc. (the “Company”) relating to the 2026 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Wednesday, November 18, 2026 at 11:00 a.m. Central Time, virtually via live webcast at www.virtualshareholdermeeting.com/DYNR2026 amends the disclosure contained in the Proxy Statement regarding the issued and outstanding shares of the Company’s common stock as of October 2, 2026.

The Proxy Statement states that, as of the close of business on October 2, 2026, the record date for the Annual Meeting, there were 36,815,725 shares of the Company’s common stock issued and outstanding and eligible to vote at the Annual Meeting. That number inadvertently included shares of common stock held by the Company in treasury, which are not considered outstanding and are not eligible to vote. As of the close of business on October 2, 2026, there were 36,778,545 shares of the Company’s common stock issued and outstanding and eligible to vote at the Annual Meeting. Accordingly, all references in the Proxy Statement to 36,815,725 shares of common stock issued and outstanding as of the record date are hereby amended to refer to 36,778,545 shares, and the number of shares required to be present, in person or by proxy, to constitute a quorum at the Annual Meeting, and the number of votes required to approve each applicable proposal, will be determined based on 36,778,545 shares of common stock outstanding as of the record date. This correction does not affect the validity of any proxy card or voting instructions previously submitted, and stockholders who have already voted do not need to take any further action.

This Supplement is being filed with the SEC and is being made available to the stockholders of the Company on or about October 7, 2026. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, stockholders should rely on the information contained in this Supplement. Stockholders should also read the entire Proxy Statement, this Supplement (which contains important information that supplements and updates the Proxy Statement), and any additional proxy materials carefully before voting any shares.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 18, 2026: The Company’s Proxy Statement and 2026 Annual Report are available on our website at www.dynaresource.com and at www.proxyvote.com. This Supplement is also being made available online at the same locations.